EXHIBIT 23.2

        Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-239032), Form S-3 (No. 333-261371), Form S-3 (No. 333-261365), Form S-3 (No. 333-256342), Form S-8 (No. 333-239031), Form S-8 (No. 333-261362) and Form S-8 (No. 333-270023) of FAT Brands Inc. of our report dated February 24, 2023, relating to the consolidated financial statements of FAT Brands Inc. as of December 25, 2022 and for the year then ended and the related notes and financial statement Schedule II which appears in the annual report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP
Los Angeles, California
March 12, 2024